As filed with the Securities and Exchange Commission on March 6, 2002.

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

USURF AMERICA, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	91-2117796
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

8748 Quarters Lake Road, Baton Rouge, Louisiana 70809
(225) 922-7744
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Office)

David M. Loflin, President
USURF America, Inc.
8748 Quarters Lake Road, Baton Rouge, Louisiana 70809
(225) 922-7744
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Eric Newlan, Esq.
NEWLAN & NEWLAN
819 Office Park Circle
Lewisville, Texas 75057

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
_____________	_____________	_____________	_____________	_____________
Common Stock, $.0001 par value	3,000,000 shares	$.10(2)	$300,000.00	$27.60
_____________	_____________	_____________	_____________	_____________
Total	3,000,000 shares		$300,000.00	$27.60
(1)

This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)

Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the closing price reported on the American Stock Exchange on March 4, 2002, $.10 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

USURF America, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

1.	Annual Report on Form 10-KSB/A for the year ended December 31, 2000;
2.	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001;
3.	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001;
4.	Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001;
5.	Current Report on Form 8-K, date of event: March 9, 2001;
6.	Current Report on Form 8-K, date of event: April 4, 2001;
7.	Current Report on Form 8-K, date of event: June 21, 2001;
8.	Current Report on Form 8-K, date of event: June 29, 2001;
9.	Current Report on Form 8-K, date of event: February 6, 2002;
10.	the description of USURF America, Inc.’s Common Stock contained in its Registration Statement on Form 8-A; and
11.	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by USURF America’s Annual Report referred to above.

USURF America, Inc. is also incorporating by reference all documents hereafter filed by USURF America, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold.

Item 4. DESCRIPTION OF SECURITIES.

Not Applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Newlan & Newlan, Attorneys at Law, has passed upon the validity of the shares registered pursuant to this Registration Statement. The partners of the firm of Newlan & Newlan own a total of 490,000 shares of our common stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes 78.037 is incorporated herein by this reference.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8. EXHIBITS.

Exhibit No.
4.1	2002 Stock Ownership Plan
5	Opinion of Newlan & Newlan, Attorneys at Law, re: Legality
23.1	Consent of Newlan & Newlan, Attorneys at Law

Item 9. UNDERTAKINGS.

USURF America, Inc. hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of USURF America, Inc. pursuant to the provisions of the Nevada General Corporation Law or otherwise, USURF America, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USURF America, Inc. of expenses incurred or paid by a director, officer or controlling person of USURF America, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, USURF America, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 5th day of March, 2002.

USURF AMERICA, INC.

By: /s/ David M. Loflin

           David M. Loflin

           President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates included:

Signatures	Title	Date

/s/ David M. Loflin	President (Principal Executive Officer),	March 5, 2002
David Loflin	Acting Principal Financial Officer and Director

/s/ Waddell D. Loflin	Vice President, Secretary and Director	March 5, 2002
Waddell D. Loflin

/s/ Ross S. Bravata	Director	March 5, 2002
Ross S. Bravata